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                                                                    EXHIBIT 4.12

                               WARRANT SIDE LETTER

                    BAYTREE INVESTMENTS (MAURITIUS) PTE LTD.

                                December 20, 2006

To:            Yingli Green Energy Holding Company Limited
               Mr. Liansheng Miao
               Yingli Power Holding Company Ltd.
Address:       No. 3055 Middle Fuxing Road
               Baoding, People's Republic of China
Facsimile No.: +86 312 2151 881
Attn:          Conghui Liu

Ladies and Gentlemen:

     Reference is made to the Amended Series B Preferred Share Purchase Agreement, dated December 15, 2006, as amended and restated from time to time (the "Purchase Agreement"), by and between the Investors, the Company, the Holdco and the Founder. Capitalized terms used but not defined herein shall have the meaning set forth in the Purchase Agreement.

     Immediately after but in no event later than one Business Day following the Closing, the Company shall grant a warrant to purchase its Ordinary Shares in the form attached hereto as Appendix A (the "Warrant") to each Investor other than an Advance Payment Investor (the "Warrantholder") on the terms and conditions set forth below:

          (a) Number of Warrant Shares: The Company shall grant to each Warrantholder such number of Warrants that the sum of the number of Ordinary Shares that may be purchased by such Warrantholder under the Purchase Agreement and the number of Ordinary Shares into which the Warrant is exercisable (the "Warrant Shares") shall equal in value to a percentage of the equity interest in Tianwei Yingli as if the Shareholder Loan were fully converted into the Company's equity interest in Tianwei Yingli and the amount of the Capital Increase had included the full amount of the Shareholder Loan. The aggregate number of the Warrant Shares shall be calculated as follows:

     Total number of the Warrant Shares to be issued = (Total Share Capital * Indifference Stake of the Shareholder Loan - Released Shares) / (1 - Indifference Stake of the Shareholder Loan), where:

     (i) Total Share Capital = The total number of shares of the Company outstanding following the issuance of the Series B Preferred Shares pursuant to the Purchase Agreement + the total number of Ordinary Shares issuable

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     pursuant to the TB Warrant (as defined in Section 2.04 of the Disclosure
     Schedule) + the total number of Ordinary Shares issued to or issuable pursuant to the exercise of stock options reserved for officers, directors, and employees of, and consultants to, the Company and the Subsidiaries (excluding those Ordinary Shares and stock options that constitute New Securities (as defined in the Shareholders Agreement));

     (ii) Released Shares = The total number of Shares issued pursuant to the Purchase Agreement - (the total number of Shares held in escrow in the Escrow Account and the total number of Shares issued to the Advance Payment Investors); and

     (ii) Indifference Stake of the Shareholder Loan = The effective equity interest in Tianwei Yingli represented by the Shareholder Loan / 62.13%.

     The Warrant Shares allocated to each Warrant issued to each Warrantholder shall be proportionate to such Warrantholder's contribution to the aggregate Released Amount.

     Illustration:

     Assuming (A) the total amount of the Series B investment is US$118 million,
     (B) the price per Series B Preferred Shares is US$4.835, and (C) the principal amount of the Shareholder Loan is US$78.4 million (consisting of US$36 million from Baytree and US$42.4 million from other Series B Investors), then:

     - The Total Share Capital would be 96,359,324 shares, which includes 16,215,098 Released Shares consisting of 7,445,708 Released Shares issued to Baytree and 8,769,390 Released Shares issued to other Series B Investors;

     - The effective equity interest in Tianwei Yingli represented by the Shareholder Loan would be US$78.4 million divided by US$678 million, or approximately 11.56342%;

     - The Indifference Stake of the Shareholder Loan would be 11.56342% divided by 62.13%, or approximately 18.6117%; and

     -    The total Warrant Shares would be (96,359,324 * 18.6117% - 16,215,098)
          / (1 - 18.6117%), or approximately 2,112,057 shares, and the Warrant Shares allocated to the Warrant issued to Baytree shall be proportionate to its contribution to the aggregate Released Amount.

          (b) Exercise Price. The exercise price shall be US$0.01 per Warrant Share.

          (c) Exercise Period. Each Warrant shall be exercisable, in whole but not in part, (i) at any time after March 31, 2007 or such later date on which the


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Lead Series B Shareholder reasonably believes, as indicated in a prior written notice to the Company and all of the Warrantholders, that the full conversion of the Shareholder Loan into an equity interest in Tianwei Yingli will not be consummated within one calendar month thereafter and (ii) prior to the earlier of (x) the closing of the Company's Qualified IPO and (y) the conversion of the full amount of the principal and accrued interest of the Shareholder Loan into Tianwei Yingli's registered capital in accordance with the Joint Venture Contract, as evidenced by a capital verification report issued by a PRC certified public accountant and an updated business license of Tianwei Yingli to such effect (the "Full Conversion"). The period during which the Warrant shall be exercisable pursuant to the provisions of this Section 1.6(c) shall hereinafter be referred to as the "Exercise Period".

          (d) Conditionality. Notwithstanding anything herein to the contrary:

               (i) in the event of the Full Conversion which occurs prior to the Company's Qualified IPO, any and all outstanding Warrants shall be cancelled, forfeited or terminated and any and all Warrant Shares issued to the Warrantholders following the exercise of any Warrants shall be returned to the Company for US$0.01 per Warrant Share for cancellation, and the Company shall cancel such Warrant Shares, in each case immediately upon the Full Conversion, and

               (ii) in the event of the Full Conversion which occurs subsequent to the Company's Qualified IPO, each Warrantholder shall either (x) return to the Company any and all Warrant Shares issued to such Warrantholder following the exercise of any Warrant for US$0.01 per Warrant Share for cancellation, and the Company shall cancel such Warrant Shares, in each case immediately upon the Full Conversion or (y) pay to the Company a sum certain the amount of which shall be determined by mutual agreement between the Company and such Warrantholder as soon as reasonably practicable following the Full Conversion.

               For the avoidance of doubt, notwithstanding anything herein to the contrary, no Warrants shall be granted if the Full Conversion occurs prior to the Closing.

          (e) Registration of the Shareholder Loan. The Company shall, and each Warrantor shall procure the Company to register the Shareholder Loan with the Baoding Branch of the State Administration of Foreign Exchange in accordance with applicable Laws as promptly as practicable, but in no event later than ten Business Days following the Closing. Promptly following the repayment or conversion of the Shareholder Loan, the Company shall, and Warrantor shall procure the Company to deregister the Shareholder Loan with the Baoding Branch of the State Administration of Foreign Exchange in accordance with applicable Laws as promptly as practicable, but in no event later than ten Business Days following such repayment or conversion.

     This Side Letter Agreement may not be amended or waived except by an instrument in writing signed by the parties hereto. This Side Letter Agreement shall


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not diminish or modify any rights of the Investors arising out of the Purchase
Agreement and the Shareholders Agreement. This Side Letter Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, and may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Any controversy or claim arising out of or relating to this Side Letter Agreement shall be resolved in accordance with Section 10.10(b) of the Purchase Agreement. Delivery of an executed signature page of this Side Letter Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Side Letter Agreement and its contents are subject to the confidentiality provisions of the Purchase Agreement.

                            [Signature pages follow]


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Please confirm that the foregoing is our mutual understanding by signing and returning to us an executed counterpart of this Side Letter Agreement.

                                        Very truly yours,

                                        BAYTREE INVESTMENTS (MAURITIUS) PTE LTD.


                                        By: /s/ Jeffrey Chua
                                            ------------------------------------
                                        Name: Jeffrey Chua
                                        Title: Director

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ACCEPTED AND AGREED TO:

YINGLI GREEN ENERGY HOLDING
COMPANY LIMITED


By: /s/ Liansheng Miao
    ------------------------------------
Name: Liansheng Miao
Title: Chairman and Chief Executive
       Officer